Exhibit 99.1

Section 2: EX-99.1 (PRESS RELEASE)

News Release

FOR IMMEDIATE RELEASE

For more information contact:

Susan K. Still, President and CEO, (540) 278-1705

Charles W. Maness, Jr., Executive Vice President & CFO, (540) 278-1702

HomeTown Bankshares Corporation Reports Record Earnings for the Third Quarter 2011

Roanoke, Va. (October 27, 2011) – HomeTown Bankshares Corporation, the parent company of HomeTown Bank, reported a net profit of $637 thousand for the 3nd quarter of 2011 compared to a net profit of $310 thousand for the third quarter of 2010. A net profit of $1.49 million was realized for the nine month period ended September 30, 2011 vs. a net loss of $2.1 million during the same period last year. After net accumulated dividends on preferred stock of $152 thousand for the quarter and $453 thousand year-to-date, the Company had a net profit available to common shareholders of $.15 per share for the quarter and $0.32 per share for the nine month period ended September 30, 2011, compared to a net profit of $.05 per share for the quarter in 2010 and a net loss of $(.79) per share for the first nine months of 2010.

Core earnings from operations remained strong as well with $998 thousand realized in the third quarter of 2011 and $2.27 million realized for the nine months ended September 30, 2011. This compares to $751 thousand and $2.02 million, respectively, for similar periods in 2010. Net Interest Income increased to $2.97 million in the 3rd quarter of 2011 and $8.64 million year-to-date thru September 30, 2011 - a 6% and 9% increase, respectively, over the same periods of 2010. This increase was achieved in spite of a 4.7% decline in total loans outstanding at September 30, 2011. An increase in interest income from loans and investments as well as continued improvement in funding costs for the eleventh consecutive quarter also resulted in a higher Net Interest Margin of 3.53% in the 3rd quarter of 2011 vs. 3.31% for the 3rd quarter of 2010.

Non-interest income increased to $301 thousand in the 3rd quarter of 2011 and $779 thousand for the nine months ended September 30, 2011 vs. $235 thousand and $697 thousand, respectively, during the same periods of 2010. Service charges on deposit accounts, specifically overdraft charges, were lower during the first nine months of 2011 in spite of a surge in new deposit accounts. “New account openings for individuals and businesses have been very strong during 2011,” stated Susan Still, President and CEO. “We are very pleased with this trend and attribute it to the increased awareness and interest from customers who want to bank locally.” Lower residential mortgage income was realized during the first nine months of 2011 due to continued softness in the residential real estate market; however, decreases in service charge income and mortgage income were more than offset by the realization of $196 thousand in securities gains during the first nine months of 2011.

“We are very pleased with our operating results for the first nine months of 2011 and the continued improvement in our Net Interest Margin in spite of a declining interest rate environment,” stated Ms. Still. “Our focus will remain on continued improvement in our margins and generating additional sources of non-interest income while proactively managing non-interest expenses,” she continued.

Balance Sheet

Total assets grew to $359.5 million at September 30, 2011 from $353.1 million at December 31, 2010. Lower loan demand and an increase in the Bank’s Other Real Estate Owned (OREO) during the first nine months of 2011 resulted in a 4.7% decrease in Total Loans outstanding from $264.1 million at December 31, 2010 to $251.6 million at September 30, 2011. Total Deposits grew from $300.5 million to $306.0 million at September 30, 2011. Total non-interest bearing deposits increased $7.9 million or 45.2% to $25.3 million at September 30, 2011 while interest bearing deposits declined slightly during the first nine months of 2011. HomeTown Bankshares’ risk-based and tangible capital ratios continued to improve through September 30, 2011 with the Company remaining well above regulatory standards for well-capitalized banks.

Asset Quality

Loan quality continued to stabilize through the third quarter of 2011 with the level of nonperforming loans decreasing $1.88 million during the first nine months of 2011, amounting to 0.72% of Total Loans at September 30, 2011 vs. 1.39% at December 31, 2010. Aggressive pursuit of troubled loans and foreclosed properties resulted in the Bank’s Other Real Estate Owned (OREO) increasing $4.32 million during the first nine months to $7.29 million at September 30, 2011. Net charge-offs thru September 30, 2011 amounted to $1.7 million or .67% of Total Loans vs. $4.09 million or 1.55% of Total Loans at December 31, 2010. The Company’s Allowance for Loan Losses at September 30, 2011 amounted to $4.39 million or 1.75% of Total Loans vs. $5.2 million and 1.98% of Total Loans at December 31, 2010. Past Due Loans improved significantly during the first nine months of 2011, dropping from 4.05% of Total Loans at December 31, 2010 to .91% of Total Loans at September 30, 2011.

“In spite of the very slow economic recovery, we are very pleased with the progress that has been made in improving our asset quality through the first nine months of 2011,” stated Still. “As the economic environment improves, we will continue to focus our efforts on actively serving our customers and the needs of our communities while continuing to improve asset quality,” she continued.

HomeTown Bank offers a full range of banking services to small and medium-size businesses, real estate investors and developers, private investors, professionals and individuals. The Bank serves the Roanoke and New River Valleys and Smith Mountain Lake through five branches and a loan production office. A high level of responsive and professionalized service coupled with local decision-making is the hallmark of its banking strategy.

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Forward-Looking Statements:

Certain statements in this press release may be “forward-looking statements.” Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results that are not statements of historical fact and that involve significant risks and uncertainties. Although the Company believes that its expectations with regard to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results will not differ materially from any future results implied by the forward-looking statements. Actual results may be materially different from past or anticipated results because of many factors, some of which may include changes in economic conditions, the interest rate environment, legislative and regulatory requirements, new products, competition, changes in the stock and bond markets and technology. The Company does not update any forward-looking statements that it may make.